SUB-ITEM 77C

(a)	A special meeting of the security holders of the Registrant was held on November 19, 2004.
(b)	Mark W. Holland was elected a trustee of the Registrant at the meeting.  The other trustees now in office are G. Kenneth Heebner,
Robert L. Kemp, Peter O. Brown, Laurens MacLure, James Van Dyke
Quereau, Jr. and J. Baur Whittlesey.
(c)	The matters voted on at the special meeting are as follows.
(Proposal 1)  To elect Mark W. Holland a trustee of the Registrant:
Affirmative- 36,940,430.4540, Withheld- 972,590.9100; (Proposal 2)
To authorize the trustees of the Registrant to adopt an amendment to the declaration of trust of the Registrant:  For- 36,293,662.1730,
Against- 621,413.2040, Abstain- 997,945.9870; (Proposal 3)  (i) To
approve a new advisory agreement between Capital Growth Management
Limited Partnership and the Registrant for the CGM Mutual Fund
series of the Registrant:  Series Votes For- 9,321,776.9110, Series
Votes Against- 387,508.9510, Series Votes to Abstain- 507,593.3530,
(ii) to approve a new advisory agreement between Capital Growth
Management Limited Partnership and the Registrant for the CGM Realty
Fund series of the Registrant:  Series Votes For- 13,527,770.8250,
Series Votes Against- 266,486.8900, Series Votes to Abstain-
391,507.9250, (iii) to approve a new advisory agreement between
Capital Growth Management Limited Partnership and the Registrant for
the CGM Focus Fund series of the Registrant:  Series Votes For-
13,130,098.6560, Series Votes Against- 184,638.9100, Series Votes to Abstain- 195,638.9430; (Proposal 4) To amend the fundamental investment restriction on industry concentration for the CGM Focus
Fund series of the Registrant:  Series Votes For- 9,389,607.6680,
Series Votes Against- 281,565.5510, Series Votes to Abstain-
174,113.2900.
(d)	Not applicable.